OPPENHEIMER CAPITAL INCOME FUND
N-SAR Exhibit – Item 77Q

Post−Effective Amendment No. 76 (12/23/13) to the Registration Statement of Oppenheimer Capital Income Fund (the "Registrant"), Accession Number 0000728889-13-002422, which includes an amended Schedule A to the Agreement and Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.